UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K




                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                         Date of Report: April 25, 2001



                              THE DIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)




     DELAWARE                                              51-0374887
(State  or  Other  Jurisdiction  of                        (I.R.S.  Employer
Incorporation  or  Organization)                           Identification  No.)


15501  NORTH  DIAL  BOULEVARD
       SCOTTSDALE,  ARIZONA                                85260-1619
(Address  of  Principal  Executive  Offices)               (Zip  Code)


Registrant's  Telephone  Number,  Including  Area  Code  (480)  754-3425

ITEM  7.  EXHIBITS.
   (e)  Exhibits
       (99)  Press  Release  of  the  Company  dated  April  25,  2001

ITEM  9.  REGULATION  FD  DISCLOSURE.

On April 25, 2001, Dial issued a press release relating to its financial results for the first quarter ended March 31, 2001, and it outlook for the remainder of 2001, a copy of which is filed herewith as Exhibit 99.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


THE  DIAL  CORPORATION
April  25,  2001



/s/  Conrad  A.  Conrad
     Executive  Vice  President  and  Chief  Financial  Officer






                                                                      Exhibit 99

        Media  Relations  -  Cynthia  A.  Demers
                             (480)  754-4090

     Investor  Relations  -  Stephen  D.  Blum
                             (480)  754-5040


        DIAL REPORTS 2001 FIRST QUARTER RESULTS IN LINE WITH EXPECTATIONS

         COMPANY CONFIRMS SECOND QUARTER AND FULL-YEAR EARNINGS ESTIMATE

SCOTTSDALE, ARIZ., APRIL 25, 2001 - The Dial Corporation (NYSE:DL) today announced first quarter net income of $13.1 million or $0.14 per share (diluted). This includes $1.3 million or $0.01 per share (diluted) recovered from the recently restructured Dial/Henkel joint venture resulting primarily from lower than expected costs associated with the discontinuation of Purex Advanced laundry detergent. The consensus estimate of net income from operations for the Company as reported by First Call was $0.13 per share. Comparatively, first quarter 2000 net income was $21.5 million or $0.23 per share (diluted).

     Herbert M. Baum, The Dial Corporation chairman, president, and chief executive officer, said: "First-quarter operating results are in line with expectations. Since coming on board last August, we have made progress in dealing with the effects of past business practices such as end of quarter price promotions; acquisitions that are dilutive to earnings; and a stock repurchase program. As we look to the balance of 2001, while there is uncertainty about the economic climate in the U.S., we remain confident our strong stable of value brands should position us well relative to our competitors. We exited the first quarter with good momentum in most of our businesses and continue to expect improvement in the second, third and fourth quarters. We currently expect both earnings per share for the second quarter and full year of 2001 to be well within the range of estimates ($0.10 - $0.16 per share and $0.55 - $0.66 per share, respectively) as reported by First Call."

     In the first quarter the Company lowered some of its trade allowances and list prices for certain Personal Cleansing and Laundry Care products. This change had no impact on net income. It did result, however, in (as recorded) lower SG&A expenses and lower sales of about $10 million in the first quarter. Reported net sales in the first quarter were $401.5 million, up 7.6 percent from $373.1 in the first quarter of 2000. The increase in sales includes $30.4 million of sales from acquisitions made in the second quarter of 2000, as well as strong sales in the Laundry Care and Personal Cleansing businesses coupled with new product introductions in the Air Fresheners business. However, increased sales were partially offset by a decline in sales in the Specialty Personal Care and Food Products businesses.

     Commenting on business unit performance, Baum added, "Our Personal Cleansing and Laundry Care businesses had a particularly good first quarter. Personal Cleansing sales grew 14.4 percent (4.1 percent without Coast which was acquired in the second quarter of last year) primarily due to strong performance of the base business and the national launch of Dial Complete. Laundry Care sales increased 9.3 percent in the first quarter (7.4 percent without Zout which was acquired in the second quarter of last year) primarily driven by strong performance in the mass merchandising channel. This is particularly noteworthy since the overall detergent category was flat to year ago in the quarter. First quarter sales for our Air Fresheners business were up primarily due to new product introductions, including the national launch of our One Touch Electric Scented Oil Air Freshener. Sales of our Food Products business were down versus prior year reflecting weakened demand. Specialty Personal Care sales were down versus prior year mainly due to the discontinuation of both the Nature's Accents product line and other unprofitable SKU's associated with a special charge taken in the second half of 2000."

     Gross margin for the first quarter was 48.8 percent compared to 49.5 percent in the year-ago period. Gross margin was negatively impacted 130 basis points by the previously mentioned reduction of trade allowances and list prices for certain products. Excluding the impact of this change, gross margin improved versus the year ago period by 60 basis points to 50.1 percent primarily due to a favorable sales mix offset in part by higher energy costs.

     SG&A expenses increased 15.8 percent primarily due to higher marketing costs to support new product launches and core business consumer marketing. In addition interest expense and accretion increased 42.3 percent compared to prior year as a result of higher debt levels associated with acquisitions made in 2000 and the 2000 stock repurchase program.

     Total debt at the end of the quarter was $585.0 million, down $10.0 million from the balance at the end of 2000. The reduction in debt was funded from free cash flow generated in the quarter. Cash flow from operations in the first quarter was $15.0 million compared to negative cash flow from operations of $29.4 million in the first quarter of 2000. Debt repayment in 2001 is expected to be approximately $80 million - $90 million. Proceeds from any future asset sales would also be used to pay down debt.

     The Company reiterated it is continuing to review strategic alternatives for its Specialty Personal Care (SPC) unit while working aggressively to improve the performance of this business. Discussions with interested parties have taken place. At this time the Company believes that if a decision is made to divest this unit, a write-down of its assets to their estimated market value would be required. Based upon current estimates, such a write-down would be in the range of $150 to $170 million after tax.

     As part of the previously announced SFX01 initiative, the Company is exploring the sale of non-core assets that can be decoupled without substantial adverse consequence to tax and SG&A considerations. Toward this objective, the Company has begun a preliminary exploration of strategic alternatives for certain of its international assets.

     The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, Armour Star canned meats, and the Sarah Michaels and Freeman
Cosmetics personal care brands. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com.
                                                    -----------------

     Statements in this press release as to the Company's expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements include the Company's expectations for earnings per share for the second quarter and full year 2001 and for debt repayment of $80 million to $90 million in 2001.

     Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) competition in the categories in which the Company competes continues or intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (2) competitive pressures require the Company to reduce prices and/or profit margins, (3) efforts to reduce costs are unsuccessful or do not yield anticipated savings, (4) new products, such as Renuzit OneTouch, Renuzit Fresh Gels, Renuzit Fresh Elements, Dial Complete and Purex Tabs, are unsuccessful or do not produce the sales anticipated, (5) there are increases in raw material costs or higher petroleum, natural gas and energy costs continue to persist throughout 2001, or (6) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, including the restructuring and special charges taken in 2000. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in "Management's Discussion and Analysis of Results of Operations and Financial Condition - Factors That May Affect Future Results and Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     In addition, no assurance can be given that the Company will decide to sell its Specialty Personal Care business or any other assets or, if sold, that any sale will be on terms favorable to the Company. Further, no assurance can be given that the Company's lenders will waive compliance with covenants that may be violated by any such sale, including agreeing to waive compliance with the minimum net worth covenant in the event the Company decides to sell the Specialty Personal Care business.

     Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

     Management will host a LIVE CONFERENCE CALL and REAL-TIME WEB CAST today, beginning at 1:00 p.m. Eastern Time and lasting approximately 45 minutes to discuss the Company's first quarter results and outlook for the balance of fiscal 2001.

     Access for the conference call and web cast is open to the press and general public in a listen only mode. To access the conference call, please dial (952) 556-2808. The web cast may be accessed at http://investor.info.dialcorp.com. Replays of the conference call are available shortly after the conclusion of the call at the same Web address as well as by dialing (703) 326-3020 and entering Code 5136552.



                                THE DIAL CORPORATION
                               SUMMARY OF OPERATIONS
                                     Unaudited

                                          In millions, except for per share data
                                                        QUARTER ENDED
                                                        -------------


                                                 MARCH 31,  2001    APRIL 1,   2000
                                                ----------------  -----------------
Net Sales. . . . . . . . . . . . . . . . . . .  $          401.5  $          373.1
                                                ----------------  -----------------

Costs and expenses:

  Cost of products sold. . . . . . . . . . . .             205.4             188.5

  Selling, general and administrative expenses             163.7             141.4

  Total costs and expenses . . . . . . . . . .             369.1             329.9

Operating income . . . . . . . . . . . . . . .              32.4              43.2


  Interest and accretion expense . . . . . . .              13.8               9.7

  Net Earnings (Loss) of  Joint Venture. . . .               2.0              (0.7)

Income before income taxes . . . . . . . . . .              20.6              32.8

  Income taxes . . . . . . . . . . . . . . . .               7.5              11.3
                                                ----------------  -----------------

Net income . . . . . . . . . . . . . . . . . .  $           13.1  $           21.5
                                                ================  =================


Basic earnings per share . . . . . . . . . . .  $           0.14  $           0.23
                                                ================  =================

Diluted earnings per share . . . . . . . . . .  $           0.14  $           0.23
                                                ================  =================


Basic shares outstanding . . . . . . . . . . .              91.3              94.0

  Common share equivalents . . . . . . . . . .               0.3               0.6
                                                ----------------  -----------------

Diluted shares outstanding . . . . . . . . . .              91.6              94.6
                                                ================  =================


                              THE DIAL CORPORATION
                              SUMMARY OF NET SALES
                                    Unaudited


                                          In millions
                                         QUARTER ENDED
                                         -------------


                            MARCH 31,  2001      APRIL 1,  2000
                            ----------------     ---------------
Personal Cleansing . . . .  $           97.9     $          85.6
Laundry Care . . . . . . .             123.2               112.7
Air Fresheners . . . . . .              58.4                50.8
Food Products. . . . . . .              42.2                44.7
                            ----------------     ---------------
  Total Domestic Branded .             321.7               293.8
Specialty Personal Care. .              10.2                24.7
International. . . . . . .              55.7                38.5
Commercial Markets & Other              13.9                16.1
                            ----------------     ---------------

Total sales reported . . .  $          401.5     $         373.1
                            ================     ===============




                                 THE DIAL CORPORATION

                                CONDENSED BALANCE SHEET

                                                             In millions
                                                               Unaudited


                                                         MARCH 31,       DECEMBER 31,
                                                           2001              2000
                                                     -----------------  --------------
ASSETS
Current assets. . . . . . . . . . . . . . . . . . .  $          349.3   $       377.8
Non-current assets. . . . . . . . . . . . . . . . .             992.6         1,004.2
                                                     -----------------  --------------

     Total assets . . . . . . . . . . . . . . . . .  $        1,341.9   $     1,382.0
                                                     =================  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities . . . . . . . . . . . . . . . .  $          346.4   $       394.9
Long-term liabilities . . . . . . . . . . . . . . .             691.4           693.2
Stockholders' equity. . . . . . . . . . . . . . . .             304.1           293.9
                                                     -----------------  --------------

     Total liabilities and stockholders' equity . .  $        1,341.9   $     1,382.0
                                                     =================  ==============



                                CONDENSED STATEMENT OF CASH FLOWS
                                           Unaudited
                                                             In millions
                                                            QUARTER ENDED
                                                           ---------------
                                                       MARCH 31, 2001. APRIL 1,   2000
                                                       --------------  ---------------
Net cash provided (used) by operations. . . . . . .  $           15.0   $       (29.4)

Net cash used by investing activities . . . . . . .              (3.3)           (9.5)

Net cash provided (used) by financing activities:
  Net change in long-term and short-term borrowings             (10.0)          128.1
  Common stock purchased for treasury . . . . . . .                 -           (83.1)
  Dividends paid. . . . . . . . . . . . . . . . . .              (3.9)           (7.0)
                                                     -----------------  --------------

Net cash provided (used) by financing activities. .             (13.9)           38.0
                                                     -----------------  --------------

Net decrease in cash and cash equivalents . . . . .              (2.2)           (0.9)
Cash and cash equivalents, beginning of year/period               6.8             6.1
                                                     -----------------  --------------

Cash and cash equivalents, end of period. . . . . .  $            4.6   $         5.2
                                                     =================  ==============